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                                                                   EXHIBIT 10.33



                                              November 7, 2003


Charles J. Homcy
c/o Portola Pharmaceuticals, Inc.
270 East Grand Avenue
South San Francisco, CA  94080

Dear Mr. Homcy:

         Reference is made to the letter agreement between us dated December 24, 2002 (the "December Letter"). This letter memorializes certain verbal agreements between you and Millennium Pharmaceuticals, Inc. ("Millennium") that we are making upon the termination of your employment with Millennium effective as of November 7, 2003 (the "Termination Date").

         1. As described in the December Letter, you are now entitled to certain benefits upon the termination of your employment. We will provide you with the benefits described in Section 4(a) (Base Salary) based on your salary at the time of the Millennium's merger (the "Merger") with COR Therapeutics, Inc. ("COR") of $381,600, 4(b) (Bonus) based on your bonus target at the time of the Merger of 50% and 4(c) (Health Benefits) of the COR Key Employee Severance Plan (the "Plan"). Millennium will make salary continuation payments in regular installments on the normal payroll dates of Millennium, or over a shorter period as determined by Millennium. Millennium will pay you the pro rata bonus benefit based on the actual funding for the year 2003 as determined by Millennium's Board of Directors, with such payment being made at the same time as payments for other executives of Millennium. Any such amounts that you receive will be subject to all required tax withholding.

         2. Because the Termination Date is prior to February 12, 2004, any outstanding options to purchase shares of the common stock of Millennium ("Pre-Merger Options") held by you on February 12, 2002 (immediately after the Merger) immediately vested and became exercisable in full as of the Termination Date. All such Pre-Merger Options will otherwise remain subject to the terms and conditions set forth in the applicable stock option plans and stock option agreements.

         3. You expect to remain in your role as a Director of Millennium. Under Millennium's 2000 Stock Incentive Plan (the "2000 Plan") you are eligible to continue vesting into any options you have received under that plan ("Post-Merger Options") so long as you serve as a Millennium Director. You have, however, agreed that all of the

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Post-Merger Options that you held as of the Termination Date will cease vesting on the earlier to occur of: a) the end of your service as a Millennium Director or b) one year from the Termination Date. The Post-Merger Options will remain subject to the terms and conditions set forth in the 2000 Plan and stock option agreements. Any options you receive after the date hereof will vest and be exercisable in accordance with their terms. You will not receive the normal stock option grants for new outside directors of Millennium, but will be eligible for stock option grants as continuing directors on the same basis as other continuing directors, with the first such grant to be pro-rated based on the Termination Date.

         4. If any payment or benefit you would receive pursuant to this agreement, when combined with any other payment or benefit you receive pursuant to the termination of your employment with Millennium ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment will be either (x) the full amount of Payment or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

         5. In consideration of receiving the consideration outlined herein, you hereby release and forever discharge and hold Millennium, as well as its current and former successors, employees, officers, directors, shareholders, parents, subsidiaries, affiliates and agents, harmless of all claims or suits of any nature whatsoever, including, but not limited to, any claims under federal, state and local laws that prohibit discrimination (including without limitation, claims of discrimination based on race, age, religion, national origin, sex, disability or handicap, and sexual orientation) and any claims with respect to breach of contract (express and/or implied), wrongful termination, Worker Adjustment and Retraining Notification Act and related state statute notification obligations, the Older Workers Benefit Protection Act of 1990 and related state statutes, intentional or negligent infliction of emotional distress, interference with contractual or advantageous business relations, loss of consortium, invasion of privacy, defamation, payment of wages, debts, costs and expenses, attorneys' fees and other damages, and any claims arising out of or in any way related to your employment with Millennium, which you now have, may have, or may have had from the beginning of time to the Termination Date. Nothing in this paragraph shall be construed in any way to release Millennium from its obligation to indemnify you from any third party action brought against you based on your employment with or service as a Director to Millennium pursuant to any applicable agreement or applicable law or to reduce or eliminate any coverage you may have under Millennium's director and officer liability policy, if any.

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         6. As required by the Older Workers Benefit Protection Act of 1990, you
acknowledge: (i) that you have been advised and given the opportunity to consult with your own counsel prior to signing this letter agreement; (ii) that you have been given up to 45 days from the receipt of this letter agreement to consider whether to sign it; (iii) that you have been advised that even after you sign this letter agreement, you may revoke it within 7 days of the date of your signing, by delivering a signed revocation notice to Millennium's Vice-President of Human Resources; (iv) that this letter agreement shall not become effective and in force until eight (8) days after you sign it, and (v) that you will not be entitled to receive the payments described herein until after the 7-day revocation period has expired, and that, should you in fact revoke your acceptance, none of the payments outlined in Paragraph 1 will be made.

         7. This agreement may be amended or modified only by a written instrument executed by you and Millennium. This agreement will be interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

         Please acknowledge your agreement by countersigning this letter below.

                                Sincerely,

                                MILLENNIUM PHARMACEUTICALS, INC.

                                By: /s/ KENNETH BATE
                                Name:  Kenneth Bate
                                Title: EVP and Chief Financial Officer


AGREED TO:


/s/ CHARLES J. HOMCY
Charles J. Homcy